UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

ECD Automotive Design, Inc
 (Name of Issuer)

Common Stock
 (Title of Class of Securities)

27877D104
 (CUSIP Number)

December 31, 2023
 (Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
OCM Value SPAC Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
37,500

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
37,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.57%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Calculated based upon 6,625,147 shares of common stock (“Common Shares”) outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
OCM Value SPAC Holdings II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
37,500

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
37,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.57%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
Oaktree Fund GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
Oaktree Fund GP I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
Oaktree Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
OCM Holdings I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
Oaktree Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
Oaktree Capital Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
Oaktree Capital Group Holdings GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
Brookfield Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

1	NAMES OF REPORTING PERSONS
BAM Partners Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
75,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
75,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.14%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

(1)	Calculated based upon 6,625,147 Common Shares outstanding as of December 4, 2023, reported on the Issuer’s Form 10-Q filed December 5, 2023.

Item 1(a).	Name of Issuer

ECD Automotive Design, Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

24 Shipyard Drive, Suite 101
Hingham, MA, 02043

Item 2(a).	Names of Persons Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i) OCM Value SPAC Holdings, L.P. (“OCM Value SPAC”);

(ii) OCM Value SPAC Holdings II, L.P. (“OCM Value SPAC II”);

(iii) Oaktree Fund GP, LLC (“Fund GP”) in its capacity as the general partner of each of OCM Value SPAC and OCM Value SPAC II;

(iv) Oaktree Fund GP I, L.P. (“GP I”) in its capacity as the managing member of Fund GP;

(v) Oaktree Capital I, L.P. (“Capital I”) in its capacity as the general partner of GP I;

(vi) OCM Holdings I, LLC (“Holdings I”) in its capacity as the general partner of Capital I;

(vii) Oaktree Holdings, LLC (“Holdings”) in its capacity as the managing member of Holdings I;

(viii) Oaktree Capital Group, LLC (“OCG”) in its capacity as the managing member of Holdings;

(ix) Oaktree Capital Group Holdings GP, LLC (“OCGH GP,” and with each of the foregoing, the “Oaktree Reporting Persons”) in its capacity as the indirect owner of the class B units of OCG;

(x) Brookfield Corporation (f/k/a Brookfield Asset Management Inc.) (“Brookfield”) in its capacity as the indirect owner of the class A units of OCG; and

(xi) BAM Partners Trust (the “BAM Partnership,” and with Brookfield, the “Brookfield Reporting Persons”) in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield.

Item 2(b).	Address of the Principal Business Office, or if none, Residence

The address of the Brookfield Reporting Persons is as follows:

Brookfield Place, 181 Bay Street, Suite 100, Toronto, Ontario, Canada M5J 2T3

The address of the Oaktree Reporting Persons is as follows:

333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Common Stock

Item 2(e).	CUSIP Number

28201D109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a (n):

Not Applicable

Item 4.	Ownership

(a)	Amount beneficially owned:
See responses to Item 9 on each cover page.

(b)	Percent of Class:
See responses to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:
See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:
See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:
See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:
See responses to Item 8 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a–11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024
OCM Value SPAC Holdings, L.P.
By: Oaktree Fund GP, LLC, its general partner
By: Oaktree Fund GP I, L.P. its managing member

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Authorized Signatory

OCM Value SPAC Holdings, II L.P.
By: Oaktree Fund GP, LLC, its general partner
By: Oaktree Fund GP I, L.P. its managing member

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Authorized Signatory

Oaktree Fund GP, LLC
By: Oaktree Fund GP I, L.P. its managing member

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Authorized Signatory

Oaktree Fund GP I, L.P.

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Authorized Signatory

Oaktree Capital I, L.P.

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Senior Vice President

OCM Holdings I, LLC

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Senior Vice President

Oaktree Holdings, LLC

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Senior Vice President

Oaktree Capital Group, LLC

	By:	/s/ Henry Orren
Name: Henry Orren
Title: Senior Vice President

Oaktree Capital Group Holdings GP, LLC

By:	/s/ Henry Orren
Name: Henry Orren
Title: Senior Vice President

Brookfield Corporation

By:	/s/ Swati Mandava
Name: Swati Mandava
Title: Managing Director, Legal & Regulatory

BAM Partners Trust
By: BAM Class B Partners Inc, its Trustee

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 14, 2023, incorporated by reference to the Schedule 13G filled February 14, 2023.